Exhibit 99.1

      SiriCOMM Announces Revenues and Net Profit Forecasts for Next 5 Years

         Company Anticipates Net Profits of $10 Million in Year Two and
                            $35 Million By Year Five

         JOPLIN, Mo., Aug. 5 /PRNewswire-FirstCall/ -- SiriCOMM, Inc. (OTC Bulletin Board: SIRC) today announced revenues and earnings projections for the next five years based on current and projected growth of the Company. SiriCOMM, Inc. expects to generate over $3.1 Million in its fiscal year beginning 10/1 and attain profitability in the fourth fiscal quarter. For the following year, SiriCOMM anticipates revenues of $28.3 Million with EBITDA of over $16 Million and over $10 Million in net profits. The Company is projecting continued growth through year five with annual revenues of over $120 Million and net profits of over $35 Million.

         "We expect our revenues and profits to grow at a very sustainable rate over the next five years. SiriCOMM has successfully tested its technology in field tests and beta sites over the last three years of operations. We are now leaving the development phase and moving ahead into the operational and growth phase of SiriCOMM's business. The $500 billion market that we serve desperately needs SiriCOMM's software solutions and its low-cost, broadband data network. The Company has patents and patents pending on both the software and broadband data network. We feel this is an important consideration for investors. The bottom line is that we are committed to delivering long-term value for both our customers and our investors," commented Henry P. (Hank) Hoffman, President and CEO of SiriCOMM, Inc.

         SiriCOMM, Inc., Joplin, MO ( www.siricomm.com ; SIRC-OTC.BB), is a broadband wireless applications service provider serving the highway transportation industry. The Company's unique virtual private network solution integrates multiple technologies including satellite communications, Wi-Fi wireless networking, and productivity enhancing software. SiriCOMM's satellite link provides up to 48 Mbps communications between its central hub server and each remote site regardless of physical location. The Company's patent pending network design has been optimized to thoroughly utilize resources resulting in total data communications rates that are more than 20 to 100 times faster than other wireless solutions. In addition, the company's unique software solutions leverage this ultra high-speed, open-architecture data network to deliver significant cost reduction and productivity improvement opportunities to users.

         Statements about the future performance of SiriCOMM, economic trends, and other forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of SiriCOMM's products, increased levels of competition for the company, new products and technological changes, SiriCOMM's dependence on third-party suppliers, and other risks detailed from time to time in SiriCOMM's periodic reports filed with the Securities and Exchange Commission. SiriCOMM provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.